                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1997

                                                                   April 4, 1997

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

     The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ("AIG") will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 21, 1997, at 11:00 o'clock A.M., for the following purposes:

     1. To elect 17 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

     2. To act upon a proposal to approve a Chief Executive Officer Compensation Plan;

     3. To act upon a proposal to amend the 1991 Employee Stock Option Plan;

     4. To act upon a proposal to select Coopers & Lybrand L.L.P. as independent accountants for 1997;

     5. To act upon a shareholder proposal requesting AIG to change the composition of the Nominating Committee;

     6. To act upon a shareholder proposal requesting AIG to provide a report on certain Board matters; and

     7. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 25, 1997 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                By Order of the Board of
                                                Directors

                                                  KATHLEEN E. SHANNON
                                                                       Secretary

--------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed Proxy and return it at once in the accompanying postage prepaid envelope.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT
                                                                   April 4, 1997

     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ("AIG"), to be held on May 21, 1997, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the proposal to approve a Chief Executive Officer Compensation Plan, for the proposal to amend the 1991 Employee Stock Option Plan, for the selection of Coopers & Lybrand L.L.P. as independent accountants for 1997, against the shareholder proposal requesting AIG to change the composition of the Nominating Committee, and against the shareholder proposal requesting AIG to provide a report on certain Board matters. These proxy materials are being mailed to shareholders of AIG commencing on or about April 4, 1997.

     Only shareholders of record at the close of business on March 25, 1997 will be entitled to vote at the meeting. On that date, 469,537,611 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ("AIG Common Stock"), were outstanding, each such share of stock having one vote.

     Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the approval of the Chief Executive Officer Compensation Plan, the amendments to the 1991 Employee Stock Option Plan, the selection of Coopers & Lybrand L.L.P. as independent accountants and the two shareholder proposals, a broker non-vote will have no impact on the vote and an abstention will be effectively treated as a vote against the proposal.

                           I.  ELECTION OF DIRECTORS

     Seventeen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom except for Mr. Smith are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

LOGO                     M. BERNARD AIDINOFF             SENIOR COUNSEL, SULLIVAN & CROMWELL
                                                         (Attorneys)
                         Director since 1984             Age 68


--------------------------------------------------------------------------------

LOGO                     LLOYD M. BENTSEN                PARTNER, VERNER, LIIPFERT, BERNHARD,
                                                         MCPHERSON & HAND (Attorneys);
                         Director since 1995             FORMER UNITED STATES SECRETARY OF THE
                                                         TREASURY AND FORMER MEMBER,
                                                         UNITED STATES SENATE
                                                         Age 76
                                                         Director, IVAX Corp.
                                                         PanEnergy Corp.

LOGO                     PEI-YUAN CHIA                   RETIRED VICE CHAIRMAN, CITICORP
                                                         AND CITIBANK, N.A.
                         Elected September 11, 1996
                                                         Age 58
                                                         Director, Baxter International, Inc.
                                                                   Case Corporation

LOGO                     MARSHALL A. COHEN               COUNSEL, CASSELS BROCK & BLACKWELL (Barristers
                                                         and Solicitors); FORMER PRESIDENT AND CHIEF
                         Director since 1992             EXECUTIVE OFFICER,
                                                         THE MOLSON COMPANIES LIMITED
                                                         (Brewing, Chemical Specialties, Retail
                                                         Merchandising and Sports and Entertainment)
                                                         Age 61
                                                         Director, Barrick Gold Corporation
                                                                   Lafarge Corporation

LOGO                     BARBER B. CONABLE, JR.          RETIRED; FORMER PRESIDENT, WORLD BANK, AND
                                                         FORMER MEMBER, UNITED STATES HOUSE OF
                         Director since 1991             REPRESENTATIVES
                                                         Age 74
                                                         Director, First Empire State Corp.
                                                                   Manufacturers & Traders Trust Co.

LOGO                     MARTIN S. FELDSTEIN             PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL
                         Director since 1987             BUREAU OF ECONOMIC RESEARCH
                                                         (Nonprofit Economic Research Center)
                                                         Age 57
                                                         Director, TRW, Inc.
                                                                   J. P. Morgan & Co. Incorporated


--------------------------------------------------------------------------------

LOGO                     LESLIE L. GONDA                 CHAIRMAN, INTERNATIONAL LEASE FINANCE
                                                         CORPORATION ("ILFC")
                         Director since 1990             (a wholly-owned subsidiary of AIG)
                                                         Age 77
                                                         Also serves as a director of ILFC

LOGO                     EVAN G. GREENBERG               EXECUTIVE VICE PRESIDENT--FOREIGN GENERAL
                                                         INSURANCE, AIG
                         Director since 1996
                                                         Age 42
                                                         Also serves as a director of C.V. Starr & Co.,
                                                         Inc. ("Starr") and Starr International Company,
                                                         Inc. ("SICO"), private holding companies (see
                                                         "Ownership of Certain Securities")

LOGO                     MAURICE R. GREENBERG            CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                         Director since 1967             Age 71
                                                         Director, Transatlantic Holdings, Inc.
                                                         ("Transatlantic"), which is owned
                                                         49 percent by AIG
                                                         Also serves as Chairman of Transatlantic, a
                                                         director, President and Chief Executive Officer
                                                         of Starr, and a director of SICO and ILFC

LOGO                     CARLA A. HILLS                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                                                         HILLS & COMPANY; FORMER UNITED STATES
                         Director since 1993             TRADE REPRESENTATIVE
                                                         (Hills & Company provides international
                                                         investment, trade and risk advisory services)
                                                         Age 63
                                                         Director, Lucent Technologies Inc.
                                                                   Chevron Corporation
                                                                   Time Warner Inc.
LOGO                     FRANK J. HOENEMEYER             FINANCIAL CONSULTANT;
                                                         RETIRED VICE CHAIRMAN,
                         Director since 1985             PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                                         Age 77
                                                         Director, Ariad Pharmaceuticals, Inc.
                                                                   Mitsui Trust Bank (USA)
                                                                   Cincinnati, Inc.
                                                                   Wellsford Residential Property Trust


--------------------------------------------------------------------------------

LOGO                     EDWARD E. MATTHEWS              VICE CHAIRMAN -- INVESTMENTS AND FINANCIAL
                                                         SERVICES, AIG
                         Director since 1973
                                                         Age 65
                                                         Director, Transatlantic
                                                         Also serves as a director of Starr, SICO and
                                                         ILFC

LOGO                     DEAN P. PHYPERS                 RETIRED SENIOR VICE PRESIDENT,
                                                         INTERNATIONAL BUSINESS MACHINES CORPORATION
                         Director since 1979
                                                         Age 68
                                                         Director, Bethlehem Steel Corporation
                                                                   Cambrex
                                                                   Church & Dwight Co. Inc.

LOGO                     JOHN J. ROBERTS                 VICE CHAIRMAN--EXTERNAL AFFAIRS, AIG
                         Director since 1967             Age 74
                                                         Director, The Adams Express Company
                                                                   Petroleum & Resources Corporation
                                                         Also serves as a director of Starr and SICO

LOGO                     HOWARD I. SMITH                 EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                         OFFICER AND COMPTROLLER, AIG
                                                         Age 52
                                                         Director, Transatlantic
                                                                   Twentieth Century Industries
                                                         Also serves as a director of Starr, SICO and
                                                         ILFC

LOGO                     THOMAS R. TIZZIO                PRESIDENT, AIG
                         Director since 1986             Age 59
                                                         Director, Transatlantic
                                                         Also serves as a director of Starr and SICO

LOGO                     EDMUND S.W. TSE                 EXECUTIVE VICE PRESIDENT -- LIFE
                                                         INSURANCE, AIG
                         Director since 1996
                                                         Age 59
                                                         Also serves as a director of Starr and SICO

--------------------------------------------------------------------------------

     The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Bentsen served as United States Secretary of the Treasury from January 20, 1993 until December 22, 1994, and as United States Senator from Texas from 1971 until 1993. Mr. Chia retired from Citicorp on September 1, 1996. Mr. Cohen became counsel to Cassels Brock & Blackwell on September 12, 1996. Mrs. Hills served as United States Trade Representative from 1989 until 1993. E.G. Greenberg is the son of M.R. Greenberg.

     There were four regularly scheduled meetings, comprising all the meetings of the Board, during 1996. All of the directors attended at least 75% of the aggregate of all meetings of the directors and of the committees of the Board on which they served.

     The Audit Committee, which held four meetings during 1996, gives general advice to the Board and the officers in matters relating to the audits of the records of account of AIG and its subsidiaries. The Committee reviews the performance and scope of audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board the nomination of the independent public accountants as auditors for the ensuing fiscal year. In addition, the Committee reviews reports issued by the internal auditing department and the independent accountants. Messrs. Aidinoff, Conable, Hoenemeyer and Phypers and Mrs. Hills are the current members of the Audit Committee.

     The Stock Option and Compensation Committee, which held eleven meetings during 1996, administers the various AIG stock option plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Current members of the Committee are Messrs. Cohen, Conable and Hoenemeyer.

     The principal function of the Executive Committee, which held six meetings in 1996, is to act for the Board between Board meetings. Although the Executive Committee formally serves as a nominating committee, in practice the Board serves as a committee of the whole in determining nominees for membership. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of AIG will be brought to the attention of the Executive Committee. Messrs. Aidinoff, M.R. Greenberg, Hoenemeyer, Matthews, Roberts and Tizzio are the current members of the Executive Committee.

     The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held twelve meetings during 1996. Messrs. Bentsen, Chia, Conable, Feldstein, M.R. Greenberg, Hoenemeyer, Matthews and Phypers currently serve as members of the Finance Committee.

OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the ownership of equity securities of AIG and its parents by the directors and nominees, by the executive officers named in the Summary Compensation Table (as set forth under the caption "Compensation of Directors and Executive Officers") and by the directors and executive officers as a group.

                                                           EQUITY SECURITIES OF AIG AND ITS PARENTS
                                                         OWNED BENEFICIALLY AS OF JANUARY 31, 1997(1)
                                ----------------------------------------------------------------------------------------------
                                                                                STARR                          SICO
                                              AIG                            COMMON STOCK                  VOTING STOCK
                                          COMMON STOCK                --------------------------    --------------------------
                                --------------------------------        AMOUNT AND                    AMOUNT AND
                                AMOUNT AND NATURE OF     PERCENT         NATURE OF       PERCENT       NATURE OF       PERCENT
                                     BENEFICIAL            OF           BENEFICIAL         OF         BENEFICIAL         OF
DIRECTOR OR EXECUTIVE OFFICER   OWNERSHIP(2)(3)(4)(5)     CLASS        OWNERSHIP(6)       CLASS        OWNERSHIP        CLASS
-----------------------------   ---------------------    -------      ---------------    -------    ---------------    -------
M. Bernard Aidinoff..........             15,372             (7)                0            --             0              --
Lloyd M. Bentsen.............              9,760             (7)                0            --             0              --
Pei-yuan Chia................              1,224             (7)                0            --             0              --
Marshall A. Cohen............              9,525             (7)                0            --             0              --
Barber B. Conable, Jr. ......             12,675             (7)                0            --             0              --
Martin S. Feldstein..........             19,843             (7)                0            --             0              --
Leslie L. Gonda..............          5,092,296           1.08                 0            --             0              --
E.G. Greenberg...............             53,921            .01             1,250          6.10            10            9.09
M. R. Greenberg..............         10,710,188           2.28             5,000         24.39            10            9.09
Carla A. Hills...............             10,586             (7)                0            --             0              --
Frank J. Hoenemeyer..........             20,439             (7)                0            --             0              --
Edward E. Matthews...........            381,748            .08             2,250         10.98            10            9.09
Dean P. Phypers..............             16,869             (7)                0            --             0              --
John J. Roberts..............          1,222,859            .26               500          2.44            10            9.09
Howard I. Smith..............             59,590            .01             1,250          6.10            10            9.09
Ernest E. Stempel............          6,205,208           1.32               750          3.66            10            9.09
Thomas R. Tizzio.............            210,650            .04             1,750          8.54            10            9.09
Edmund S.W. Tse..............            109,469            .02             1,375          6.71            10            9.09
All Directors and Executive
  Officers of AIG as a Group
  (30 individuals)...........         28,244,849           6.01            16,125         78.65            90           81.82

------------

(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows:
     Feldstein -- 5,625 shares with his wife, E.G. Greenberg -- 14,337 shares with co-trustees, M.R. Greenberg -- 10,119,749 shares with his wife and 26,704 shares with co-trustees, Tizzio -- 94,102 shares with his wife, and all directors and executive officers of AIG as a group -- 10,262,074 shares.

(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
     Aidinoff -- 7,500 shares, Bentsen -- 7,500 shares, Cohen -- 7,500 shares, Conable -- 7,500 shares, Feldstein -- 7,500 shares, E.G.
     Greenberg -- 13,156 shares, M.R. Greenberg -- 374,375 shares,
     Hills -- 7,500 shares, Hoenemeyer -- 7,500 shares, Matthews -- 117,563 shares, Phypers -- 7,500 shares, Roberts -- 10,000 shares, Smith -- 51,218 shares, Stempel -- 69,852 shares, Tizzio -- 129,750 shares, Tse -- 45,718 shares, and all directors and executive officers of AIG as a group -- 1,051,666 shares.

(3) Amount of shares shown for each of Messrs. M.R. Greenberg, Roberts and Stempel does not include 4,890,037 shares held as trustee for the Starr Trust, as to which they disclaim beneficial ownership. Inclusion of these shares would increase the total ownership shown for each of the trustees by
     1.04 percent.

(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership:
     Aidinoff -- 562 shares, Matthews -- 4,850 shares, Tizzio -- 13,302 shares, and all directors and executive officers of AIG as a group -- 21,395 shares.

(5) Amount of shares shown for Mr. M.R. Greenberg also excludes 1,547,428 shares owned directly by Starr (representing 24.39 percent of the shares owned directly by Starr) as to which Mr. M.R. Greenberg disclaims beneficial ownership.

(Footnotes continued from preceding page)
(6) As of February 1, 1997, Starr also had outstanding 4,750 shares of Common Stock Class B, a non-voting stock. None of the nominees holds such shares. Shares of Starr's Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I, Series J, Series K, Series L, Series M, Series N and Series O Preferred Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1997: Preferred Stock, Series A--M.R. Greenberg (5,000), Matthews (1,500) and Roberts (2,500); Preferred Stock, Series B--M.R. Greenberg (5,000), Matthews (1,750) and Roberts (2,500); Preferred Stock, Series C--M.R. Greenberg (5,000), Matthews (1,750), Roberts (2,500) and Tizzio (125); Preferred Stock, Series D--M.R. Greenberg (5,000), Matthews (1,750), Roberts (2,500) and Tizzio (375); Preferred Stock, Series E--M.R. Greenberg (5,000), Matthews (2,000), Roberts (2,500), Smith (125), Tizzio (625) and Tse (125);
     Preferred Stock, Series F--M.R. Greenberg (5,000), Matthews (2,000), Roberts (2,500), Smith (250), Tizzio (1,000) and Tse (125); Preferred Stock, Series G--M.R. Greenberg (5,000), Matthews (2,250), Roberts (2,250), Smith (375), Tizzio (1,000) and Tse (250); Preferred Stock, Series H--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Smith (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series I--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Smith (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series J--E.G. Greenberg (250), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Smith (625), Tizzio (1,000) and Tse (500); Preferred Stock, Series K--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Smith (625), Tizzio (1,250) and Tse (750); Preferred Stock, Series L--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,500), Smith (625), Tizzio (1,250) and Tse (750); Preferred Stock, Series M--E.G. Greenberg (500), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,250), Smith (750), Tizzio (1,500) and Tse (1,000); Preferred Stock, Series
     N -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,000), Smith (1000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series O -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Roberts (1,000), Smith (1000), Tizzio (1,500) and Tse (1,125); and
     5% Subordinated Preferred Stock--M.R. Greenberg (100) and Roberts (50). The total outstanding shares were: Preferred Stock, Series A (15,240), Preferred Stock, Series B (15,055), Preferred Stock, Series C (15,555), Preferred Stock, Series D (16,430), Preferred Stock, Series E (17,930), Preferred Stock, Series F (19,555), Preferred Stock, Series G (19,500), Preferred Stock, Series H (19,000), Preferred Stock, Series I (19,500), Preferred Stock Series J (20,500), Preferred Stock, Series K (21,375), Preferred Stock, Series L (21,375), Preferred Stock, Series M (21,000), Preferred Stock, Series N (21,625), Preferred Stock, Series O (21,625) and 5% Subordinated Preferred Stock (340).

(7) Less than .01%.

     The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 1997, SICO held 75,703,697 shares, or 16.12 percent of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 16,158,528 shares and 11,234,595 shares (including 4,890,037 shares held by the C. V. Starr & Co. Inc. Trust), or 3.44 percent and 2.39 percent, respectively, of the outstanding AIG Common Stock on that date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors and executive officers during 1996 were one late report filed by Mr. Sandler, an executive officer of AIG, which reflected a sale of 3,000 shares and a gift of 4,000 shares by Mr. Roberts which was not reported on a timely basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries each purchase 450 shares of AIG Common Stock per year, for which they are reimbursed by AIG. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for their service in that capacity. During September 1996, Mr. Chia was granted an option to purchase 5,000 shares of AIG Common Stock at $98.75 per share, and in December 1996, each of Mrs. Hills and

Messrs. Aidinoff, Bentsen, Cohen, Conable, Feldstein, Hoenemeyer and Phypers was granted an option to purchase 5,000 shares of AIG Common Stock at $108.25 per share.

     Mr. Aidinoff retired as a partner in the law firm of Sullivan & Cromwell on December 31, 1996, and Mr. Bentsen is a partner in the law firm of Verner, Liipfert, Bernhard, McPherson & Hand, each of which in 1996 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. In connection with services provided to the AIG-GE Capital Latin American Infrastructure Fund, L.P., Mr. Bentsen may receive future consideration from AIG or its subsidiaries. Mr. Chia has received payments from AIG for services provided pursuant to a consulting arrangement. Mrs. Hills has entered into a consulting arrangement with AIG through Hills & Company, whereby she provides services to AIG.

     The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by M.R. Greenberg, the Chairman and Chief Executive Officer of AIG, and the other four most highly compensated executive officers of AIG at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                         ANNUAL COMPENSATION       ---------------------------------
          NAME AND                     ------------------------         AWARDS          PAYOUTS          ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY        BONUS       STOCK OPTIONS(#) LTIP PAYOUTS(1)   COMPENSATION(2)
-----------------------------  ----    ----------    ----------    ---------------- ---------------- ------------------
M.R. Greenberg...............  1996    $1,000,000    $3,150,000(3)      50,000        $ 10,825,000        $  9,500
Chairman and Chief             1995     1,000,000     3,150,000(3)      50,000                  --           6,923
  Executive Officer            1994     1,000,000     2,750,000(3)      37,500(4)        8,330,000           3,080
E.E. Matthews................  1996       516,924       470,000         20,000           3,788,750           9,500
Vice Chairman -- Finance       1995       466,924       470,000         15,000                  --           7,844
                               1994       416,924       350,000         15,000(4)        2,940,000           3,080
T.R. Tizzio..................  1996       506,624       470,000         20,000           3,788,750           9,500
President                      1995       456,624       410,000         15,000                  --           7,835
                               1994       416,239       300,000         22,500(4)        2,450,000           3,080
E.S.W. Tse...................  1996       302,942       292,500         15,000           1,732,000          37,868
Executive Vice President --    1995       285,000       277,500         10,000                  --          35,625
  Life Insurance               1994       275,000       195,834         10,500(4)        1,176,000          34,375
E.E. Stempel.................  1996       275,000       290,000             --           2,165,000              --
Vice Chairman -- Life          1995       250,000       290,000         15,000                  --              --
  Insurance                    1994       225,000       250,000         15,000(4)        1,960,000              --
through May 20, 1996; Senior
Advisor thereafter

---------------
(1) Amounts shown in 1994 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1994 ($65.33), of shares of AIG Common Stock allocated but not distributed under a Deferred Compensation Profit Participation Plan (the "SICO Plan") provided to certain senior AIG employees, including AIG executive officers, by SICO. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, but none of the individuals named in the Summary Compensation Table is eligible for such early pay-out with respect to units awarded to them. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1995, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1992. The values shown for the year 1994 represent the number of AIG shares allocated to named executive officers as follows: Greenberg -- 127,500 shares; Matthews -- 45,000 shares; Tizzio -- 37,500 shares; Tse -- 18,000 shares; Stempel -- 30,000 shares. All 1994 share amounts and sale prices are adjusted to reflect the stock split effected as a 50 percent stock dividend in July, 1995. Amounts shown in 1996 represent the value, based on the closing sale price of AIG Common Stock on the New York Stock Exchange on December 31, 1996 ($108.25), of shares of AIG Common Stock allocated in March, 1997 but not distributed under the SICO Plan with respect to units awarded in December, 1994. The number of shares allocated to named executive officers is as follows: Greenberg -- 100,000 shares; Matthews -- 35,000 shares; Tizzio -- 35,000 shares; Tse -- 16,000 shares; Stempel -- 20,000 shares.
(2) Amounts shown for Messrs. Greenberg, Matthews and Tizzio represent matching contributions under AIG's 401(k) Plan. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan.

(3) Paid pursuant to the Chief Executive Officer Performance Based Compensation Plan approved by the shareholders in May, 1994.
(4) Adjusted to reflect stock split effected as a 50 percent stock dividend in 1995.

     The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 1996 to the five individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 1996

                                                                                     POTENTIAL REALIZABLE VALUE*
                                                                                     AT ASSUMED ANNUAL RATES OF
                                          PERCENTAGE OF                               STOCK PRICE APPRECIATION
                                          TOTAL OPTIONS                                    FOR OPTION TERM
                                 OPTIONS   GRANTED TO    EXERCISE                    ---------------------------
                       DATE      GRANTED    EMPLOYEES      PRICE       EXPIRATION         5
        NAME         OF GRANT      (1)     DURING 1996   PER SHARE        DATE       PERCENT(2)    10 PERCENT(3)
-------------------- ---------   -------  -------------  ---------     ----------    -----------   -------------
M.R. Greenberg......  12/11/96    50,000       7.91      $ 109.625       12/11/06    $ 3,447,250    $  8,735,750
E.E. Matthews.......  12/11/96    20,000       3.16        109.625       12/11/06      1,378,900       3,494,300
T.R. Tizzio.........  12/11/96    20,000       3.16        109.625       12/11/06      1,378,900       3,494,300
E.S.W. Tse..........  12/11/96    15,000       2.37        109.625       12/11/06      1,034,175       2,620,725
E.E. Stempel........        --        --         --             --             --             --              --
All Executive
  Officers of AIG
  as a Group (20
  individuals)......  12/11/96   155,600      24.61        109.625       12/11/06     10,727,842      27,185,654
All Employees.......   Various   632,100        N/A        108.550(4)     Various     43,153,467     109,353,300
All Shareholders
  Stock
  Appreciation(5)...    N/A        N/A          N/A         N/A           N/A        $32.0 billion  $81.0 billion
All Unaffiliated
  Shareholders Stock
  Appreciation(5)...    N/A        N/A          N/A         N/A           N/A        $22.9 billion  $58.0 billion

---------------

  * Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted,
           .

(1) All options were granted pursuant to the 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2) Appreciated price would be $178.57 per share for the individuals named, $178.57 per share for all executive officers and a weighted average of $176.82 per share for all employees.

(3) Appreciated price would be $284.34 per share for the individuals named, $284.34 per share for all executive officers and a weighted average of $281.55 per share for all employees.

(4) Weighted average exercise price per share.

(5) Calculated using the 469,441,146 shares of AIG Common Stock outstanding at December 31, 1996.

     The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 1996 by the five individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 1996.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS
                            SHARES                          DECEMBER 31, 1996         AT DECEMBER 31, 1996(2)
                          ACQUIRED ON       VALUE       -------------------------    -------------------------
         NAME              EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------   -----------    -----------    -------------------------    -------------------------
M.R. Greenberg.........      56,250      $5,027,186          374,375/115,625          $ 26,606,721/$1,841,407
E.E. Matthews..........      11,250         818,562          131,625/ 42,500             9,136,095/   680,313
T.R. Tizzio............       7,031         472,815          129,750/ 46,250             8,797,314/   844,063
E.S.W. Tse.............       1,125          90,700           45,719/ 30,000             2,805,592/   452,188
E.E. Stempel...........          --              --           69,852/ 21,750             4,371,337/   643,500

---------------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 1996(closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1996 (with respect to the 1997-1998 period) to the five individuals named in the Summary Compensation Table.

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996(1)

                    NAME                     NUMBER OF UNITS     PERFORMANCE PERIOD     ESTIMATED FUTURE PAYOUTS
------------------------------------------------------------     ------------------     -------------------------
M. R. Greenberg..............................      10,000          Two years                  100,000 shares
E. E. Matthews...............................       3,000          Two years                   30,000 shares
T. R. Tizzio.................................       4,000          Two years                   40,000 shares
E.S.W. Tse...................................       2,000          Two years                   20,000 shares
E. E. Stempel................................       1,000          Two years                   10,000 shares

------------

(1) Awards represent grants of units under the SICO Plan described in Note 1 to the Summary Compensation Table with respect to the two-year period from January 1, 1997 through December 31, 1998. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1997-1998 period and the value of such shares cannot be determined at this time. The number of shares shown under "Estimated Future Payouts" represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1997-1998 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1997-1998 period were the same as those used to allocate the shares of AIG Common Stock for the 1995-1996 period. As noted in the description of the SICO Plan in Note 1 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

     In order to facilitate the performance of their management responsibilities, AIG provides to Messrs. M.R. Greenberg and Roberts automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table.

     Messrs. E.G. Greenberg, M.R. Greenberg, Matthews, Roberts, Smith, Stempel, Tizzio and Tse or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

     AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 1997 is approximately $2,500,000.

PENSION BENEFITS

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ("Original Pension Plan"). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ("Current Retirement Plan") was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's "covered compensation" (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.75% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.425% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ("401(k) Plan") for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and the Supplemental Plan are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                                 TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE                   ---------------------------------------------------------------------------------
FINAL COMPENSATION                 10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
------------------                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  $  125,000.....................  $  14,088   $  29,088   $  44,088   $  59,088   $  59,088   $  59,088   $  59,088
  $  150,000.....................     20,088      38,088      56,088      74,088      74,088      74,088      74,088
  $  175,000.....................     26,088      47,088      68,088      89,088      89,088      89,088      89,088
  $  200,000.....................     32,088      56,088      80,088     104,088     104,088     104,088     104,088
  $  225,000.....................     38,088      65,088      92,088     119,088     119,088     119,088     119,088
  $  250,000.....................     44,088      74,088     104,088     134,088     134,088     134,088     134,088
  $  300,000.....................     56,088      92,088     128,088     164,088     164,088     164,088     164,088
  $  375,000.....................     74,088     119,088     164,088     209,088     209,088     209,088     209,088
  $  400,000.....................     80,088     128,088     176,088     224,088     224,088     224,088     224,088
  $  500,000.....................    104,088     164,088     224,088     284,088     284,088     284,088     284,088
  $  750,000.....................    164,088     254,088     344,088     434,088     434,088     434,088     434,088
  $1,000,000.....................    224,088     344,088     464,088     584,088     584,088     584,088     584,088
  $1,375,000.....................    314,088     479,088     644,088     809,088     809,088     809,088     809,088

------------
     With respect to the individuals named in the Summary Compensation Table, other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 1996 are as follows: Greenberg--36 years; Matthews--23.2 years; Stempel--44 years; Tizzio--28.7 years. Pensionable salary includes only the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 1996 was as follows:
Greenberg--$1,000,000; Matthews--$516,924; Stempel--$275,000; Tizzio--$506,624.

     During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. Greenberg, Matthews, Stempel and Tizzio were participants in the Supplemental Plan at December 31, 1996. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation.

     Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 1996, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $302,942 to the plan based on his 35.6 years of service.

CERTAIN TRANSACTIONS

     Certain transactions in 1996 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                                   SICO             STARR
                                                                                   AND               AND
                                                                               SUBSIDIARIES      SUBSIDIARIES
                                                                               ------------      ------------
                                                                                       (in thousands)
AIG and Subsidiaries Paid:
  For production of insurance business*...................................       $     --          $ 48,400
  For services (at cost)**................................................          1,200                34
  Rentals.................................................................          4,400                --
AIG and Subsidiaries Received:
  For services (at cost)**................................................          1,000            15,300
  Rentals.................................................................             --             3,600

------------
 *From these payments, which constituted approximately 40% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately .02% of the gross revenues of AIG.

**These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Compensation Committee, currently comprised of Messrs. Cohen, Conable and Hoenemeyer, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option plans.

     In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by these senior officers to the performance of AIG; and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. In determining 1996 compensation, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation. With respect to the Chief Executive Officer, the compensation in excess of the salary was determined under the formula included in the performance-based compensation plan (the "1994 Plan") adopted and approved by the shareholders in 1994, based upon the pre-tax return, with certain adjustments, on AIG's consolidated common shareholders' equity as of December 31, 1995, with certain adjustments.

     AIG's after-tax return on equity (excluding capital gains) was 13.6 percent for each of 1995 and 1996. The average after-tax return on equity (excluding capital gains) of AIG's peer group, which is the same as the peer group used for the performance graph presented below, was reported by Conning & Company, a leading insurance research and asset management company, to be 9.8 percent for 1995 and estimated by Conning to be 9.3 percent for 1996, respectively. AIG evaluates underwriting performance on the basis of the combined ratio

(which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1995 and 1996, as measured by its combined ratio, exceeded that of AIG's peer group. AIG's combined ratios for 1995 and 1996 were 97.04 and 96.87, respectively, while those for its peer group averaged 109.3 and 106.5, respectively. The total compensation of the Chief Executive Officer for 1996 represented approximately
 .14 percent of net income of AIG for that year. The cash compensation for both the Chief Executive Officer and the executive officers in general ranked at approximately the 80th percentile when compared to the compensation of executives of the companies included within the peer group for 1995, the last year for which comparable information is publicly available.

     As part of its consideration of the Chief Executive Officer's compensation, the Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long-term interests of AIG through participation in the debate on the future of the financial services and insurance industries, in discussions on trade relations and international affairs and in other similar endeavors.

     On the basis of the general factors set forth above, the Committee determined in 1995 the base salaries and participation in the supplementary bonus program for 1996 and bonuses for 1995 performance, and in 1996, the base salaries and participation in the supplementary bonus program for 1997 and the bonuses for 1996 performance.

     The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

     Section 162(m) of the Internal Revenue Code (the "Code") denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). Bonus payments to the Chief Executive Officer for 1996 pursuant to the 1994 Plan will be deductible by AIG for federal income tax purposes.

     No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director of AIG and certain of its subsidiaries or as a committee member of a committee of directors.

                                       Stock Option and Compensation Committee
                                             American International Group, Inc.

                                               Marshall A. Cohen
                                               Barber B. Conable, Jr.
                                               Frank J. Hoenemeyer

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the "Peer Group") consisting of seven multi-line or property/casualty insurance companies to which AIG has traditionally compared its business and operations: Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, General Re Corporation, ITT Hartford Group, Inc., The St. Paul Companies and USF& G Corporation. The prior years' Performance Graphs included Aetna Life & Casualty Company, which was acquired by The Travelers Corporation. ITT Hartford Group, Inc. was not included in prior years' Performance Graphs because prior to becoming a publicly-traded company in December 1995, it was included in ITT Corporation, and AIG did not believe that ITT Corporation was comparable to AIG in its overall business and operations. In light of the lack of any historical trading information with respect to ITT Hartford Group, Inc., the addition of ITT Hartford Group, Inc. to the peer group had no impact on the returns set forth below, other than on the returns for the year ended December 31, 1996. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                  VALUE OF $100 INVESTED ON DECEMBER 31, 1991

                          TOTAL SHAREHOLDER RETURNS

                                   [GRAPH]

                                           YEARS ENDING
                       ---------------------------------------------------
                        1991     1992     1993     1994     1995     1996
                       ---------------------------------------------------
AIG                    100.00   118.57   135.13   151.62   215.54   253.17
S&P 500                100.00   107.62   118.46   120.03   165.13   203.05
PEER GROUP             100.00   111.43   106.99   111.36   155.70   179.38


          II.  APPROVAL OF A CHIEF EXECUTIVE OFFICER COMPENSATION PLAN

     It is proposed by the Board of Directors that a new performance-based Chief Executive Officer compensation plan (the "1997 Plan") adopted by the Board of Directors be approved by shareholders.

     The 1997 Plan provides that for each calendar year beginning with 1997 a bonus shall be paid to the Chief Executive Officer based upon performance goals established for such year by the Stock Option and Compensation Committee. The performance goals for each year shall be selected no later than March 30 of each year using one or more of the following criteria: return on equity; net income; increases in net income over one or more prior years; earnings per share; increases in share value as measured by stock price performance; underwriting loss and expense experience; and expansion of geographic and product markets. For purposes of the 1997 Plan, net income is AIG's net income for the calendar year, including realized capital gains and losses as reflected in the financial statements of AIG and its consolidated subsidiaries for such year, but excluding the effect of catastrophic losses for such period in excess of $50,000,000 and the effect of any changes in accounting principles that may be required by the Financial Accounting Standards Board subsequent to March 17, 1997 ("Adjusted Net Income") and return on equity is Adjusted Net Income expressed as a percentage of common shareholders' equity at the beginning of the calendar year, exclusive of unrealized appreciation or depreciation of investments, net of taxes. The Committee has established performance goals for the Chief Executive Officer for 1997 pursuant to the terms of the 1997 Plan.

The maximum bonus for any 1997 Plan year may not exceed five times the Chief Executive's annual base salary for such year which salary may not exceed $1,000,000 for any calendar year. The Stock Option and Compensation Committee shall have the authority to reduce such bonus, but may not increase the bonus payable pursuant to the 1997 Plan without the approval of holders of AIG Common Stock. Had the 1997 Plan been in effect for 1996, the maximum amount payable pursuant to the 1997 Plan, subject to review and possible reduction by the Stock Option and Compensation Committee, would have been $5,000,000.

     Under the requirements for performance-based compensation set forth in
Section 162(m) of the Code, compensation paid under the 1997 Plan will be deductible for federal income tax purposes if the 1997 Plan is approved by the holders of AIG Common Stock. It is the intent of AIG to operate the 1997 Plan so that all amounts paid thereunder are deductible for federal income tax purposes.

     Approval of this proposal requires approval by a majority of the holders of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote FOR this proposal.

    III.  APPROVAL OF PROPOSAL TO AMEND THE 1991 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors has adopted, subject to approval of the shareholders, certain amendments to the 1991 Employee Stock Option Plan (the "1991 Plan"). The first amendment increases the aggregate number of shares available for grant under the 1991 Plan from 4,500,000 shares (as such shares have been adjusted since 1991 pursuant to the stock splits effected as stock dividends in 1993 and 1995) to 7,875,000 shares to assure that an adequate number of shares is available for grant during the remaining term of the 1991 Plan. A second amendment to the 1991 Plan limits the maximum number of shares as to which stock options may be granted to any employee in any one year to 90,000 shares. This amendment is intended to allow grants under the 1991 Plan to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code. No other substantive amendments are being made to the 1991 Plan. An amended and restated copy of the 1991 Plan (the "Amended 1991 Plan") is attached as Appendix A.

     The purpose of the Amended 1991 Plan is to advance the growth and prosperity of AIG and its subsidiaries by providing their officers and other key employees with additional incentives. The Amended 1991 Plan is to be administered by a committee of the Board of Directors (the "Committee") drawn solely from its members who are not eligible to participate in such plan.

     Under the Amended 1991 Plan, options may be granted to such officers and other key employees to purchase up to an aggregate of 7,875,000 present shares of AIG Common Stock (which reflects adjustment for the stock splits in the form of 50 percent stock dividends paid in July 1993 and July 1995), at exercise prices not less than the fair market value of such stock at the dates of grant. Shares to be reserved for issuance under the Amended 1991 Plan will consist of newly issued shares or shares acquired by AIG from time to time and held as treasury stock. Options may be exercisable for periods not exceeding ten years from grant dates and shall be granted upon such other terms and conditions as the Committee may approve. No cash consideration will be received for the granting of options. Options will not be transferable otherwise than by will or the laws of descent and distribution. The Amended 1991 Plan provides that the Committee shall determine at the time of grant whether all or any part of a stock option shall be an incentive stock option. The number of shares available for options or issuable upon the exercise of options, and option prices, will be subject to antidilution and similar adjustments. Shares subject to options which terminate or expire prior to exercise will be available for further options under the Amended 1991 Plan. No options may be granted under the Amended 1991 Plan after December 31, 2001. The Board may from time to time amend the Amended 1991 Plan, but no alteration or amendment may be made without the approval of shareholders if such approval is required by applicable law, stock exchange rule or Section 162(m) of the Code.

     Because the granting of options under the provisions of the Amended 1991 Plan will be entirely within the discretion of the Committee, it is not possible to designate the employees to whom options will be granted under the Amended 1991 Plan or the number of shares to be covered by such options. It is expected that the aggregate number of optionees under the Amended 1991 Plan is not likely to exceed 1,000. Grants of options under the 1991 Plan made during 1996 are shown in the table on page 9.

     The market value of the AIG Common Stock on March 31, 1997 was $117.375 per share.

TAX MATTERS

     Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for federal income tax purposes, and AIG will not be entitled to any deduction. If the shares received on the exercise of an incentive stock option are not disposed of within the one-year period beginning on the date of the transfer of such shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any profit realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain. In such event, no deduction will be allowed to AIG. If the shares are disposed of within the one-year period from the date of transfer of such shares to the optionee or within the two-year period from the date of the grant of the option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the optionee at the time of disposition, and AIG will be entitled to a corresponding deduction at such time.

     Upon the grant of an option which is not an incentive stock option, no income will be realized by the optionee. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income of the optionee and AIG will be entitled to a corresponding deduction. The optionee may be required to pay to AIG the applicable withholding taxes with respect to the ordinary income realized on exercise of a nonqualified stock option.

     Approval of the amendment to the 1991 Plan requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote FOR the proposal to approve the amendment to the 1991 Plan.

                         IV.  SELECTION OF ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the employment of Coopers & Lybrand L.L.P. as independent accountants of AIG for 1997. That firm has no direct or indirect financial interest in AIG or any of its parents or subsidiaries. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote FOR the proposal to employ Coopers & Lybrand L.L.P.

                            V.  SHAREHOLDER PROPOSAL

     The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 87,975 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111, and The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, Episcopal Church Center, 815 Second Avenue, New York, New York 10017-4594, who state that they hold 150 shares, 15,850 shares and 8,400 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Presbyterian Church (U.S.A.). The text of the resolution and the supporting statement submitted by the sponsors are as follows:

         "AMERICAN INTERNATIONAL GROUP INDEPENDENT NOMINATING COMMITTEE

WHEREAS, American International Group has, as a practical matter, no Nominating Committee, the full Board acting on the recommendation of the Executive Committee, most of whom are top management officials of American International Group;

WHEREAS, we believe our company would benefit from the leadership of directors who have been nominated through an independent process;

WHEREAS, last year two Board members retired and were replaced by employees of the company;

WHEREAS, we believe the creation of a Nominating Committee composed of independent directors would strengthen the possibility of having directors who will bring a fresh and independent viewpoint when needed to the deliberations of our Board;

Therefore let it be Resolved that the Board of Directors create a Nominating Committee of at least four members. All members of the Nominating Committee shall be independent directors who:

          1. have not been an executive of the company or its affiliates during the last five years;

          2. is not, and have not been, a member of a company that is one of the company's advisors or consultants;

          3. is not employed by a significant customer or supplier;

          4. do not, and did not, have a personal services contract with the company;

          5. are not employed by a tax-exempt organization that receives significant contributions from the company;

          6. are not a relative of any management of the company;

          7. are not officers of a corporation on which the Chairman, CEO, President, or any other officer of American International Group serves as directors.

                              SUPPORTING STATEMENT

     We believe that directors who are free of any relationships which influence or preclude their ability to exercise oversight of management and operations when needed are beneficial to a corporation. Such independence can serve the shareholders in numerous ways including resolution of conflicting views within management, or raising financial, public policy or issues of corporate policy and practice, such as equal employment opportunity and workforce diversity, which need addressing.

     Corporate leaders and institutional investors recognize the value of independence. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the board should consist entirely of outside, independent directors. We agree.

     A Nominating Committee composed solely of independent directors should remove any question that candidates for the Board have been selected solely by the current management. The use of the American International Group Executive Committee, most of whose members are current management, to initially screen possible Board members may result in a Board with independent, impartial directors. This is not guaranteed, however. The adoption of this proposal would establish an unclouded process and insure that candidates are proposed through a thoroughly independent, objective process. We ask for your support."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. Your current Board and its predecessors have led AIG to prosperity and growth in value for all shareholders; AIG's long-term performance has consistently outpaced that of its competitors. Your Board of Directors does not believe that there would be any demonstrable improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted. Your Board of Directors stresses the complete participation of all members in the Board decision-making process, without distinction based on employee or independent status. Your Board believes that the views of management are critically important to the nominating process at AIG, where management directors have substantial personal ownership of AIG shares and their interests as shareholders are entirely consistent with those of nonaffiliated shareholders. There is no justification for excluding this substantial interest from the nominating process. Because in practice your Board serves as a committee of the whole in determining nominees for membership, the views of the independent directors, who comprise a majority of the Board, are well represented. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. In sum, your Board of Directors believes that its existing policies and practices with respect to the nominating process have resulted in significant benefit to both AIG and its shareholders, and that the suggested changes are neither necessary nor appropriate. Therefore, your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

                           VI.  SHAREHOLDER PROPOSAL

     Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017-5704, which states that it owns 54,991 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Congregation of the Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas 78704-4322; the Evangelical Lutheran Church in America, on behalf of the Lutheran Theological Seminary, 7301 Germantown Avenue, Philadelphia, Pennsylvania 19119; the Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop West, Houston, Texas 77092; the Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011; the Sisters of Mercy of the Americas, Regional Community of St. Louis, 2039 North Geyer Road, St. Louis, Missouri 63131-3399; the Sisters of Notre Dame de Namur, California Province, 14800 Bohlman Road, Saratoga, California 95070-6399; the Sisters of the Presentation, 2340 Turk Boulevard, San Francisco, California 94118-4340; the Sisters of St. Dominic, Congregation of the Most Holy Name, 1520 Grand Avenue, San Rafael, California 94901-2236; and United States Trust Company Boston, 40 Court Street, Boston, Massachusetts 02108, who state that they hold 500 shares, 3,000 shares, 12,350 shares, 150 shares, 16,500 shares, 2,812 shares, 1,143 shares, 600 shares and over 75,000 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Christian Brothers Investment Services, Inc. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

                            "SHAREHOLDER RESOLUTION

     We believe board composition of major corporations should reflect more closely the population in the workforce and marketplace if our company is going to remain competitive. The bipartisan Glass Ceiling Commission, "Good For
Business: Making Full Use of the Nation's Human Capital," reported diversity and inclusiveness in the workplace has a positive impact on the bottom line based on Covenant Fund Report on Standard and Poor 500 companies: "...Firms that succeed in shattering their own glass ceiling racked up stock market records that were nearly 2 1/2 times better than otherwise comparable companies."

     In 1994 Investor Responsibility Research Center reported inclusiveness at senior management and board levels at only 9% in Fortune 500 companies, the Glass Ceiling Commission reported that companies select from only half of the talent of our workforce. If we are to be prepared for the twenty-first century, we must learn how to compete in an increasingly diverse global marketplace by selecting the best people regardless of race, gender or physical challenge. We believe the judgments and perspectives of a diverse board would improve the quality of corporate decision-making. Since the board is responsible for representing shareholder interests, we urge our corporation to enlarge its search for qualified board members.

     A growing proportion of stockholders attach value to board inclusiveness. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Robert Campbell, CEO of Sun Oil, stated in The Wall Street Journal on August 12, 1996 that, "Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white-male gathering. They can also be inspiration to the company's diverse workforce."

     W.R. Grace's 1996 proxy states their Board "...recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The Board also recognizes that it is in a unique position to "set the tone at the top" and to demonstrate its belief that diversity makes good business sense."

     We request the Nominating Committee of the Board make a greater effort to find qualified women and minority candidates for nomination to the Board.

     THEREFORE BE IT RESOLVED THAT SHAREHOLDERS REQUEST:

     1. The Board issue a policy publicly committing the company to board inclusiveness, a program of steps, and the timeline expected to move in that direction.

     2. The company issue a report by September 1997 summarizing:

        a) efforts to encourage diversified representation on our board
        b) criteria for board qualification
        c) the process of selecting the board candidates
        d) the process of selecting the board committee members including the nominating committee."

                         MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. In the selection of candidates for Board membership, your Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities without regard to race, religion, national origin or gender. In your Board of Directors' judgment, providing reports or establishing formalistic procedures and arbitrary deadlines would not enhance the current Board selection process and would therefore not serve shareholder interests.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

              VII.  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 5, 1997.

                              VIII.  OTHER MATTERS

     Your Board of Directors knows of no other matters to be presented at the meeting. If the proposal that was excluded from this proxy statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the persons named in the accompanying proxy form will use their discretionary authority to vote the proxies against such proposal. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Stock Option and Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

     AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

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

                                   APPENDIX A

                       AMERICAN INTERNATIONAL GROUP, INC.
              AMENDED AND RESTATED 1991 EMPLOYEE STOCK OPTION PLAN
                                  (THE "PLAN")

     1. Purpose. The purpose of this Plan is to advance the interests of American International Group, Inc. ("AIG") by providing certain of the key employees of AIG and of any subsidiary corporation of AIG, upon whose judgment, initiative and efforts the successful conduct of the business AIG largely depends, with an additional incentive to continue their efforts on behalf of such corporations, as well as to attract such corporations people of training, experience and ability.

     2. Administration. The Plan shall be administered by a committee (the "Committee") of the board of Directors of AIG (the "Board") to be drawn solely from members of the Board who are not eligible to participate in the Plan and who have not been eligible for one year prior to serving on the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any stock options granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine which of the eligible employees of AIG and any subsidiary corporation of AIG shall receive stock options, the time when stock options shall be granted, the terms of such options and the number of shares for which options shall be granted.

     3.  Stock Subject to the Plan.  Subject to adjustment as provided in
Section 7 hereof, the maximum number of shares as to which options may at any time be granted under the Plan is 3,500,000 shares of the common stock of AIG of the par value of $2.50 per share (the "Common Stock") as such shares shall exist on December 19, 1991 which shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG. AIG may acquire by purchase all or any portion of the shares which it will need to satisfy stock options, either at the time such options are exercised or from time to time in advance whenever such purchases are deemed advisable by the Committee or by such officer or officers of AIG as the Committee may from time to time designate. Upon the expiration or termination (in whole or in part) of unexercised options, shares of Common Stock subject thereto shall again be available for option under the Plan.

     4. Eligibility. Key employees of AIG or any subsidiary corporation of AIG, including officers (whether or not directors), shall be eligible to receive stock options under the Plan. Directors who are not employees or officers of AIG or any subsidiary corporation of AIG shall not be eligible to receive stock options under the Plan.

     5. Grant of Stock Options. Stock options may be granted to eligible employees in such number and at such times during the term of this Plan as the Committee shall determine; provided, however, that (i) the maximum number of shares of Common Stock as to which stock options may be granted under this Plan to any one employee in any one year may not exceed 40,000 shares and (ii) options under this Plan to purchase more than 10% of the aggregate shares of Common Stock set forth in Section 3 above (as adjusted pursuant to the provisions of Section 7) shall not be granted to any one employee.

     At time of grant, the Committee shall determine (a) whether all or any part of a stock option granted to an eligible employee shall be an incentive stock option and (B) the number of shares subject to such incentive stock option. The form of any stock option which is all or in part an incentive stock option shall clearly indicate that such stock option is an incentive stock option or, if applicable, the number of shares subject to the incentive stock option. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) shall not exceed $100,000. The term "incentive stock option" means an option meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     6. Terms and Conditions of Stock Options. All stock options granted under the Plan shall be in such form as the Committee may from time to time determine and shall be subject to the following terms and conditions:

          (a) Option Price. The option price per share with respect to each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted, as determined by the Committee.

          (b) Term of Option. In no event shall any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

          (c) Exercise of Stock Option and Payment for Shares. Except as provided in paragraphs (e) and (f) of this Section below, the shares covered by each stock option may not be purchased for one year after the date on which the stock option is granted, but thereafter may be purchased in such installments as shall be determined by the Committee at the time the stock option is granted. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the stock option. To exercise a stock option, the optionee shall give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor:
     (i) in cash or by certified or official bank check, (ii) in shares of Common Stock, valued as of the date of exercise, of the same class as those to be granted by exercise of the option, or (iii) in a combination of (i) and (ii). The Common Stock will be valued on the date of exercise at the fair market value as determined by the Committee. Any person exercising a stock option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act of 1933, as amended, and any other applicable legal requirements. If an optionee so requests, shares purchased may be issued in the name of the optionee and another jointly with the right of survivorship.

          (d) Non-transferability of Options. No stock option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and such option shall be exercisable, during his lifetime, only by the optionee.

          (e) Termination of Employment. No part of any option may be exercised after the termination of employment of an optionee with AIG or subsidiary corporation of AIG, except that

             (i) if such termination of employment is at or after normal retirement age or due to disability, any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the optionee at any time within the term of the option; and

             (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Board, any portion of an option may be exercised by the optionee within three months after such termination, but only to the extent such option was exercisable at the time of such termination.

          (f) Death of Optionee. In the event of the death of the optionee (whether during or after the termination of his employment) any portion of an option exercisable at the time of death may be exercised within 12 months after the death of the optionee (but in no event after the expiration of the term of the option) by the person or persons to whom the optionee's rights under such option are transferred by will or the laws of descent and distribution. In the event of the death of the optionee during his employment but prior to the time an option would normally become fully exercisable, such option shall be considered fully exercisable at the time of death.

     7. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG, subsequent to December 19, 1991, the Committee shall make such equitable adjustments, designed to protect against dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan and, with respect to outstanding stock options, in the number and kind of shares covered thereby and in the option price.

     8. Rights as a Shareholder. An optionee shall have no rights as a shareholder with respect to any shares covered by a stock option until the date of issuance of a stock certificate for such shares.

     9. Withholding Taxes. Whenever shares of Common Stock are to be issued in satisfaction of stock options granted under the Plan, AIG shall have the right to require the recipient to remit to AIG an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares.

     10. Terms of Plan. No stock options shall be granted pursuant to the Plan after December 31, 2001 but stock options theretofore granted may extend beyond the date and the terms and conditions of the Plan shall continue to apply thereto.

     11. Termination or Amendment of Plan. The Board may at any time terminate the Plan with respect to any shares of Common Stock of AIG not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any stock option theretofore granted which would impair the rights of an optionee without the consent of such optionee, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by applicable law, stock exchange rule or Section 162(m) of the Code.

     12. Approval of Shareholders. This Plan was originally approved by the shareholders of AIG at the Annual Meeting of Shareholders held on May 13, 1992, an amendment was approved by the shareholders of AIG at the Annual Meeting of Shareholders held on May 16, 1994 and the amendment giving rise to this Amended and Restated Plan has been adopted on March 17, 1997 by the Board subject to approval by the shareholders of AIG at the Annual Meeting of Shareholders to be held on May 21, 1997.

                      (This page intentionally left blank)

                       AMERICAN INTERNATIONAL GROUP, INC.
                        -----------------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997
                        -----------------------------
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints M.R. Greenberg, Edward E. Matthews and Thomas R. Tizzio, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at Eighth Floor, 72 Wall Street, New York, New York 10270, on Wednesday May 21, 1997 at 11:00 a.m., and all adjournments thereof, as follows:

     PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

UNLESS OTHERWISE MARKED, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE "FOR"
  ALL NOMINEES FOR ELECTION, "FOR" THE PROPOSAL TO ADOPT A CEO COMPENSATION
   PLAN, "FOR" THE PROPOSAL TO AMEND THE 1991 EMPLOYEE STOCK OPTION PLAN,
             "FOR" THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS AND
                         "AGAINST" ITEM 5 AND ITEM 6.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                                             American International Group, Inc.
                                             P.O. Box 11486
                                             New York, NY 10203-0486

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1, "FOR"
                  ITEMS 2, 3, AND 4, AND "AGAINST" ITEMS 5 AND 6.

1. Election as Directors of the following identified in the Proxy Statement:
M. Aidinoff, L. Bentsen, P. Chia, M. Cohen, B. Conable, M. Feldstein, L. Gonda,
E. Greenberg, M. Greenberg, C. Hills, F. Hoenemeyer, E. Matthews, D. Phypers,
J. Roberts, H. Smith, T. Tizzio, E. Tse

                    Withhold
For     / /         Authority  / /      Exceptions*  / /

*INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, mark the exceptions box. Write the name(s) on the following lines.

 ...............................................................................

 ...............................................................................

2. Approval of CEO Compensation Plan

For     / /         Against    / /      Abstain      / /

3. Approval of amendment to the 1991 Employee Stock Option Plan

For     / /         Against    / /      Abstain      / /

4. Appointment of Independent Accountants

For     / /         Against    / /      Abstain      / /

5. Shareholder Proposal Described in the Proxy Statement

For     / /         Against    / /      Abstain      / /

6. Shareholder Proposal Described in the Proxy Statement

For     / /         Against    / /      Abstain      / /


If you have noted either an Address Change or made
Comments on the reverse side of the card, mark here.

Address Change and/or Comments Mark Here  / /


In their discretion to vote upon other matters that may properly come before the meeting.

Please sign exactly as your name appears to the left.

DATED ___________________________________________________________ , 1997

___________________________________________________________________________
Signature

___________________________________________________________________________
Signature

When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

VOTES MUST BE INDICATED
(x) IN BLACK OR BLUE INK.  / /


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.